Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement No. 333-161991 of PositiveID Corporation (the “Company”), formerly known as VeriChip Corporation, on Post-Effective Amendment No. 1 on Form S-8 to Form S-4 of our report dated February 11, 2009, with respect to our audits of the consolidated financial statements of the Company as of December 31, 2008 and 2007 and for the years then ended which included language relating to the Company’s sale of Xmark Corporation in 2008 and classified as discontinued operations and the implementation of FIN 48, included in the Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission on February 12, 2009. We also consent to the reference to our firm under the heading “Experts” in the prospectus which is part of this Registration Statement.
/s/ Eisner LLP
November 12, 2009
New York, New York